Exhibit 99.2

INDUCEMENT AWARD PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

Holley Inc. (the “Company”) hereby grants to Holder the number of performance-vesting Restricted Stock Units set forth below, each performance-vesting Restricted Stock Unit being a notional unit representing the right to receive one share of Stock (the “Performance Stock Units”). The Performance Stock Units have been granted as an “employment inducement award” under New York Stock Exchange (“NYSE”) Rule 303A.08, and consequently are intended to be exempt from the NYSE rules regarding stockholder approval of stock option plans or other equity compensation arrangements. This Award Agreement (as defined below) and the terms and conditions of the Performance Stock Units shall be interpreted in accordance and consistent with such exemption. Notwithstanding the foregoing, the Performance Stock Units will be governed as if issued under the Company’s 2021 Omnibus Incentive Plan (as may be amended, restated or otherwise modified from time to time, the “2021 Plan”). The Performance Stock Units are subject to all of the terms and conditions set forth in this Inducement Award Performance-Based Restricted Stock Unit Award Agreement (this “Award Agreement”), as well as all of the terms and conditions of the 2021 Plan. Capitalized terms not otherwise defined herein shall have the same meaning as set forth in the 2021 Plan.

Holder:	Matthew Stevenson

Date of Grant:	June 6, 2023

Target Number of Performance Stock Units:	1,520,000

Vesting Schedule:

The Performance Stock Units will be one hundred percent (100%) unvested as of the Date of Grant. Subject to the Holder’s continued Service Relationship (as defined below) with the Company through the Vesting Date (as defined on Exhibit A attached hereto), the Performance Stock Units shall vest on the Vesting Date based on the Company’s achievement of the performance goal(s) set forth and described on Exhibit A hereto. For purposes of this Award Agreement, the term “Service Relationship” means any relationship as a full-time or part-time employee, officer, non-employee director, consultant or advisor of the Company or any successor entity (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or consultant).

Settlement:

Upon vesting of a Performance Stock Unit, the Company shall settle each Performance Stock Unit by delivering to Holder one share of Stock for each Performance Stock Unit that vested as soon as practicable following the applicable Vesting Date (as such term is defined in Exhibit A) (such date, the “Original Issuance Date”). The shares of Stock issued in respect of the Performance Stock Units may be evidenced in such manner as the Committee shall determine. Notwithstanding the foregoing, if the Original Issuance Date does not occur (i) during an “open window period” applicable to Holder, (ii) on a date when Holder is permitted to sell shares of Stock pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Exchange Act, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities (the “Policy”), or (iii) on a date when Holder is otherwise permitted to sell shares of Stock on an established stock exchange or stock market, then such shares will not be delivered on such Original Issuance Date and will instead be delivered on the first business day of the next occurring “open window” period applicable to Holder pursuant to such Policy (regardless of whether Holder has experienced a Termination at such time) or the next business day when Holder is not prohibited from selling shares of Stock on the open market, but in no event later than the later of (x) December 31st of the calendar year in which the Original Issuance Date occurs (that is, the last day of Holder’s taxable year in which the Original Issuance Date occurs), or (y) to the extent permitted by Treasury Regulations Section 1.409A-1(b)(4) without penalty, the fifteenth (15th) day of the third calendar month of the calendar year following the calendar year in which the Original Issuance Date occurs.

Termination:

Section 7(d) of the 2021 Plan regarding treatment of Performance Stock Units upon Termination is incorporated herein by reference and made a part hereof. In the event of Holder’s Termination for any reason, all unvested Performance Stock Units shall be cancelled and forfeited as of the date of such Termination for no consideration.

General Unsecured Creditor:	Holder shall have only the rights of a general unsecured creditor of the Company until shares of Stock are issued in respect of the Performance Stock Units.

Transfer Restrictions:

Holder shall not be permitted to sell, transfer, pledge, or otherwise encumber the Performance Stock Units before they vest and are settled, and any attempt to sell, transfer, pledge, or otherwise encumber the Performance Stock Units in violation of the foregoing shall be null and void.

No Rights as a Stockholder:

Neither the Performance Stock Units nor this Award Agreement shall entitle Holder to any voting rights or other rights as a stockholder of the Company unless and until the shares of Stock in respect of the Performance Stock Units have been issued in settlement thereof. Without limiting the generality of the foregoing, no dividends (whether in cash or shares of Stock) or dividend equivalents shall accrue or be paid with respect to any Performance Stock Units.

Restrictive Covenants:

Confidential Information. Holder acknowledges and agrees that the information, observations and data obtained by Holder while employed by the Company or its Affiliates (or by the Person(s) which operated the Company’s business prior to the acquisition thereof by the Company and its Affiliates, if applicable) concerning the business or affairs of the Company or any of its Affiliates (“Confidential Information”) shall be the property of the Company or such Affiliate. Therefore, Holder agrees that Holder shall not disclose to any unauthorized Person or use for Holder’s own purposes any Confidential Information without the prior written consent of the Committee, unless and to the extent that (i) such information becomes generally known to and available for use by the public other than as a result of Holder’s acts or omissions, or (ii) such information is required to be disclosed by law, court order or other legal process; provided, in the case of clause (ii) above, that Holder shall provide the Company with prior notice of the contemplated disclosure of such Confidential Information and cooperate with the Company, at the Company’s expense, in seeking a protective order or other appropriate protection of such Confidential Information; provided, further, in the case of clause (ii) above, that Holder shall only disclose such Confidential Information that is explicitly required by applicable law, court order or other legal process, as determined by legal counsel, at the Company’s expense. Holder shall deliver to the Company on the date of any Termination, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any Affiliate which Holder may then possess or have under Holder’s control.

Nothing in this Award Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Exchange Act or U.S. Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) (the “Act”). Accordingly, notwithstanding anything to the contrary herein, nothing in this Award Agreement shall prohibit the Holder from (A) filing a charge or complaint with, participating in an investigation or proceeding conducted by, or reporting possible violations of law or regulation to any federal, state or local government agency, (B) truthfully responding to or complying with a subpoena, court order, or other legal process, or (C) exercising any rights Holder may have under applicable labor laws to engage in concerted activity with other employees.

Under the Act, persons who disclose trade secrets in connection with lawsuits or other proceedings under seal (including lawsuits alleging retaliation), or in confidence to a federal, state or local government official, or attorney, solely for the purpose of reporting or investigating a suspected violation of law, enjoy immunity from civil and criminal liability under state and federal trade secrets laws for such disclosure. Holder acknowledges that Holder has hereby received adequate notice of this immunity, such that the Company and its Affiliates are entitled to all remedies available for violations of the Act, including exemplary damages and attorney fees. Nothing in this Award Agreement is intended to conflict with the Act or create liability for disclosures of trade secrets that are expressly allowed by the Act.

Inventions, Etc. Holder agrees that all inventions, innovations, improvements, developments, methods, techniques, processes, algorithms, data, databases, designs, analyses, drawings, reports, and all similar or related information, all software, copyrights, and other works of authorship, all other intellectual property or proprietary rights (including any patents, registrations or similar rights that may issue from the foregoing), and all tangible embodiments of any of the foregoing (in any form or medium, whether now known or hereafter existing), which relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed, contributed to or made by Holder while employed by the Company or its Affiliates (or by the Person(s) which operated the Company’s business prior to the acquisition thereof by the Company and its subsidiaries, if applicable) (collectively, “Work Product”), belong to and are the property of the Company or such Affiliate, as applicable, and Holder hereby assigns to the Company or such Affiliate, as applicable, any right, title and interest Holder may have in and to the Work Product, free and clear of any claims for compensation or restrictions on the use or ownership thereof. Holder will promptly disclose such Work Product to the Committee and perform all actions reasonably requested by the Committee (whether before or after the Holder’s Termination) to establish, record, perfect and otherwise confirm such ownership, and protect, maintain and enforce the Company’s and the Affiliate’s rights in such Work Product (including, without limitation, by executing assignments, consents, powers of attorney, and other instruments and providing affidavits and testifying in any proceeding).

Non-Compete, Non-Solicitation. Holder acknowledges that during Holder’s employment with the Company, Holder has and will become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company and its Affiliates and that Holder’s services will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, and in further consideration of the Performance Stock Units to be granted to Holder hereunder, Holder agrees to the covenants set forth in this section and acknowledges that (i) the covenants set forth herein are reasonably limited in time and in all other respects, (ii) the covenants set forth herein are reasonably necessary for the protection of the Company, and (iii) the covenants set forth herein have been made in order to induce the Company to enter into this Award Agreement and the Company would not have entered into this Award Agreement but for Holder’s agreement to such covenants.

Holder agrees that, during the period commencing on the date hereof and ending on the two year anniversary of Holder’s Termination (the “Restricted Period”), Holder shall not directly or indirectly own any interest in, manage, control, engage in, participate in, consult with, contribute to or render services for (as an officer, director, employee or in any other regard), any Person that is in any business which competes with any business that the Company and/or its Affiliates conducts or has specific plans to conduct at the time of Holder’s Termination anywhere in the world; provided that, nothing herein shall prohibit Holder from being a passive owner of less than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Holder has no active participation in the business of such corporation.

During the Restricted Period, Holder shall not directly, or indirectly through another entity, (i) solicit or induce or attempt to solicit or induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof, (ii) hire any person who was an employee of the Company or any Affiliate at any time from 6 months prior to the date hereof through the Holder’s Termination, (iii) make any statement or do any act intended to cause existing or potential customers of the Company or any Affiliate to make use of the services or purchase the products of any competitive business or (iv) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Affiliate to cease doing business with, or materially and adversely change the terms of its business with, the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, franchisee or business relation and the Company or any Affiliate.

If the Committee determines in good faith that Holder has breached or threatened to breach any of the covenants contained herein, or any restrictive covenant contained in an employment agreement or other agreement between Holder and any of the Company or any of its Affiliates, to the extent permitted by applicable law:

(a)   any unvested or vested but unsettled Performance Stock Units shall be immediately forfeited effective as of the date of such breach, unless sooner terminated by operation of another term or condition of this Award Agreement, and Holder shall deliver to the Company (or take all steps necessary to effectuate the delivery of), no later than five (5) days following such determination, any shares of Stock issued upon the settlement of Holder’s Performance Stock Units and any proceeds resulting from the sale or other disposition (including to the Company) of shares of Stock issued upon settlement of Holder’s Performance Stock Units; and

(b)   Holder hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. Each of the Company’s Affiliates not party to this Award Agreement is intended to be third-party beneficiaries of the provisions of the restrictive covenants set forth herein, and such provisions may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to each such entity hereunder.

It is expressly understood and agreed that, if a final judicial determination is made by a court having jurisdiction (without regard to any ability to appeal or whether an appeal is in fact taken, during the pendency of that appeal) that the time or territory restrictions or any other provision herein related to the restrictive covenants is an unreasonable or otherwise unenforceable restriction against Holder, the provisions herein related to the restrictive covenants shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

Holder acknowledges and agrees that the provisions herein related to the restrictive covenants shall continue to apply following Holder’s Termination, regardless of the reason for such Termination.

Clawback Policy; Share Ownership Guidelines:

The Performance Stock Units (and any compensation paid or shares issued in respect of the Performance Stock Units) are subject to (i) any share ownership guidelines to which the Holder may be subject, and (ii) recoupment in accordance with the Company’s clawback policy, if applicable, The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any other clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

Additional Terms:	The Performance Stock Units shall be subject to the following additional terms:

•    Any certificates representing the shares of Stock delivered to Holder shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions as the Committee deems appropriate.

•    Holder shall be the record owner of the shares of Stock issued in respect of the Performance Stock Units until or unless such shares of Stock are repurchased or otherwise sold or transferred in conformance with the terms of the 2021 Plan, and as record owner shall generally be entitled to all rights of a stockholder with respect to the shares of Stock issued in respect of the Performance Stock Units.

•    Upon issuance of shares of Stock in respect of the Performance Stock Units, Holder shall be required to satisfy applicable withholding tax obligations, if any, in conformance with Section 16 of the 2021 Plan. In addition, the Company or any Affiliate may, in its sole discretion, satisfy all or any portion of the withholding tax obligation relating to the Performance Stock Units by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to Holder by the Company or any Affiliate; (ii) causing Holder to tender a cash payment; (iii) permitting or requiring Holder to enter into a “same day sale” commitment, whereby the withholding taxes may be satisfied with a portion of the shares of Stock to be delivered in connection with the Performance Stock Units by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell a portion of the shares of Stock and to deliver all or part of the sale proceeds to the Company and/or its Affiliates in payment of the amount necessary to satisfy the withholding tax obligation; (iv) withholding shares of Stock from the shares of Stock issued or otherwise issuable to Holder in connection with the Performance Stock Units with a Fair Market Value equal to the amount of such withholding taxes; provided, that to the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, such share withholding procedure will be subject to the express prior approval of the Committee; or (v) such other arrangements as are satisfactory to the Committee.

• This Award Agreement does not confer upon Holder any right to continue as an employee or service provider of the Service Recipient or any other member of the Company Group.

• This Award Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

•    Holder understands that the Performance Stock Units are intended to be exempt from Section 409A of the Code as a “short term deferral” to the greatest extent possible and the Performance Stock Units will be administered and interpreted in accordance with such intent. In no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest or penalties that may be imposed on Holder as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

•    Holder agrees that the Company may deliver by email all documents relating to the Performance Stock Units (including, without limitation, a copy of the 2021 Plan) and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the Securities and Exchange Commission). Holder also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it shall notify Holder by email or such other reasonable manner as then determined by the Company.

•    This Award Agreement constitute the entire understanding and agreement of the parties hereto and supersede all prior negotiations, discussions, correspondence, communications, understandings, and agreements (whether oral or written and whether express or implied) between the Company and Holder relating to the subject matter of this Award Agreement. Without limiting the foregoing, to the extent Holder has entered into an employment or similar agreement with the Company or any of its Affiliates, and the terms noted in such employment or similar agreement are inconsistent with or conflict with this Award Agreement, then the terms of this Award Agreement will supersede and be deemed to amend and modify the inconsistent or conflicting terms set forth in such employment or similar agreement.

* * *

THE UNDERSIGNED HOLDER ACKNOWLEDGES RECEIPT OF THIS AWARD AGREEMENT, AND, AS AN EXPRESS CONDITION TO THE GRANT OF PERFORMANCE STOCK UNITS UNDER THIS AWARD AGREEMENT, AGREES TO BE BOUND BY THE TERMS OF THIS AWARD AGREEMENT.

HOLLEY INC.	HOLDER

By: Carly Kennedy Title: EVP, General Counsel and Corporate Secretary	Print Name: Matthew Stevenson

[Signature page to CEO Inducement Award Performance-Based Restricted Stock Unit Award Agreement]

Exhibit A

1.    Vesting Schedule and Conditions. The Stock Price Performance Goal applicable to any Tranche of Performance Stock Units corresponding to the applicable Company Stock Price Target in the table below, to the extent such Tranche has not previously vested, shall be satisfied in the event that such Company Stock Price Target has been attained (on each trading day) for a period of twenty (20) consecutive trading days during the Performance Period. Any Tranche for which the Stock Price Performance Goal has been satisfied shall vest on the applicable Vesting Date. Any Tranche that has not vested as of the Expiration Date shall be immediately forfeited and canceled for no consideration.

Stock Price Performance Goals*
Tranche	Company Stock Price Targets	Number of Performance Stock Units*
1	$5.00	300,000
2	$7.50	300,000
3	$10.00	300,000
4	$12.50	300,000
5	$15.00	320,000

* The Committee shall make adjustments to the applicable Stock Price Performance Goal as it deems equitable and appropriate to (a) exclude the material impact of any changes in accounting standards or methods that are implemented during the Performance Period and (b) exclude the impact of any merger, combination, acquisition, consolidation, sale of a portion of the business or other reorganization of the Company that occurs during the Performance Period.

2.    Accelerated Vesting. In the event a Change in Control occurs during the Performance Period, any then-unvested Tranche of Performance Stock Units shall immediately vest as of the date of the consummation of such Change in Control if, and to the extent that, the applicable Company Stock Price Target for the Tranche has been attained or exceeded as of the date of such Change in Control. For the avoidance of doubt, the accelerated vesting shall apply irrespective of the number of trading days the Company Stock Price Target has been met preceding such Change in Control.

3.    For purposes of this Exhibit A, the following terms shall have the meanings listed below:

“Company Stock Price Target” means each Company Stock Price set forth in the table in Section 1 of this Exhibit A.

“Company Stock Price” means the closing price of a share of Stock as reported on the New York Stock Exchange.

“Expiration Date” means the earliest to occur of: (i) the date on which all Performance Stock Units granted hereunder vest and (ii) December 31, 2030.

“Performance Period” means the period between (i) the Date of Grant and (ii) the Expiration Date.

“Vesting Date” means the date immediately following the last day of a twenty (20) consecutive trading day period during the Performance Period in which the Company Stock Price Target applicable to a Tranche of Performance Stock Units that has not previously vested,  has been attained on each trading day of such twenty (20) consecutive trading day period.